Exhibit 99.1
NEWS BULLETIN RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900
CLAIRE’S STORES, INC. REPORTS FIRST QUARTER RESULTS -
REVENUES RISE THREE PERCENT;
DILUTED NET INCOME PER SHARE REACHES $0.30;
REGULAR QUARTERLY DIVIDEND DECLARED
PEMBROKE PINES, Florida, May 18, 2006. Claire’s Stores, Inc. (NYSE:CLE) today announced financial results for the first quarter of Fiscal 2007 and provided guidance relating to the second fiscal quarter and Fiscal 2007 in its entirety.
First Quarter
Results for the first quarter of Fiscal 2007, which ended April 29, 2006, were as follows: net income was $29.7 million, in line with the first fiscal quarter of Fiscal 2006, which ended April 30, 2005. On a per share basis, diluted net income was $0.30 for both first fiscal quarters of 2007 and 2006.
For the first quarter of Fiscal 2007, net sales increased three percent to $311.9 million from $302.7 million for the same period last year. Comparable store sales for the first quarter of Fiscal 2007 increased three percent, after achieving a five percent increase in last year’s first fiscal quarter.
First quarter comparable store sales by brand were as follows:
•	Claire’s North America: positive low single digits

•	Claire’s International: positive low single digits

•	Icing by Claire’s: positive mid single digits
Commenting on first quarter results, Co-Chairman and Co-Chief Executive Officer Marla Schaefer said, “Our primary objective is to advance the value of our business by steadily increasing sales and generating higher earnings. Although we approached the first quarter knowing it would be challenging, Easter’s flip into April and its three week delay impacted our sales more than we had anticipated due to the late timing of a significant number of spring breaks and proms, along with our Mother’s Day business. We acted quickly to prevent a build up in inventories and, having done so, remain optimistic going forward that our merchandise is fresh and in line with the latest fashion trends. We will remain conservative in our guidance until we see a sustained pick up in transactions.”
Bonnie Schaefer, Co-Chairman and Co-Chief Executive Officer, offered additional commentary on the first quarter of Fiscal 2007. “We are very pleased that our International division delivered another quarter of positive comparable store sales growth. Our efforts to improve our European stores by refining our inventory, improving their visual appeal and enhancing the level of our customer service are proving successful. Each month we are identifying additional initiatives to introduce, setting the stage for even more opportunities to boost our performance. It is unfortunate that economic slowdowns in parts of Europe and frequent political turmoil in France are hindering our immediate progress. We believe however, that our focus on strengthening our international operations makes great sense and are committed to moving forward with our work in this area.”

Store Count: End of First Fiscal Quarter:

	April 29, 2006	April 30, 2005
Claire’s North America	1,682	1,678
Claire’s Europe	792	729
Icing by Claire’s	432	445
Claire’s Nippon	180	161

Total	3,086	3,013
Business Outlook for the Second Quarter and Full Year — Fiscal 2007
Second Quarter:
For the second quarter of Fiscal 2007, we are estimating revenues between $338 and $342 million, an increase of four to five percent. Comparable store sales are projected to rise by three percent. This follows an increase of five percent in the second quarter of Fiscal 2006. Net income on a diluted per share basis is projected to be essentially flat, ranging between $0.35 to $0.36.
Full Year:
For Fiscal 2007 in its entirety, the Company is currently projecting that revenues will grow by approximately six to seven percent to approximately $1.45 to $1.47 billion. Comparable store sales are expected to grow by three to four percent.
Gross margins are anticipated to range from flat to an increase of 10 basis points. SG&A is projected to decrease as a percentage of sales, resulting in a 30-50 basis point improvement.
Net income on a diluted per share basis is projected to reach $1.90 to $1.95. This projection assumes that the diluted weighted average number of shares outstanding will approximate 96.0 to 97.0 million for Fiscal 2007.
Stock Buyback Activity
As of the end of the first fiscal quarter, we repurchased approximately 1,032,000 shares of common stock at a total cost of approximately $35.2 million. Our objective is to complete the balance of the buyback this fiscal year.
Quarterly Dividend
The Board of Directors declared the regular quarterly cash dividend of $0.10 per share payable on the Common Stock and $0.05 per share payable on the Class A Common Stock. Payment will be made on June 16, 2006 to shareholders of record on June 6, 2006.
Conference Call Information
The Company will host its first quarter conference call on May 18, 2006, at 10:00 a.m. (EST). The call in number is 210-795-9101 and the password is “Claires.” A replay will be available through May 26, 2006. The replay number is 203-369-1696 and the password is 25247. The conference call is also being archived until May 26th on the Company’s corporate website at http://www.clairestores.com, and can be accessed by clicking on the “Conference Calls” link located under “Financial Information”.

Company Overview
Claire’s Stores, Inc. is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of April 29, 2006, Claire’s Stores, Inc. operated approximately 2,900 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 180 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 92 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and eight stores in South Africa under similar agreements with The House of Busby Limited.
Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.
Contact Information: Marisa F. Jacobs, Vice President of Corporate Communications and Investor Relations
Phone: (212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	April 29, 2006	April 30, 2005
ASSETS

Current assets:
Cash and cash equivalents	$386,354,000	$316,077,000
Inventories	128,341,000	117,077,000
Prepaid expenses and other current assets	79,443,000	69,840,000

Total current assets	594,138,000	502,994,000

Property and equipment:
Land and building	17,350,000	18,151,000
Furniture, fixtures and equipment	261,565,000	242,367,000
Leasehold improvements	252,374,000	219,416,000

	531,289,000	479,934,000
Less accumulated depreciation and amortization	(296,272,000)	(271,649,000)

	235,017,000	208,285,000

Intangible assets, net	59,843,000	53,846,000
Other assets	15,200,000	13,716,000
Goodwill	199,660,000	200,989,000

	274,703,000	268,551,000

Total assets	$1,103,858,000	$979,830,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$72,642,000	$59,670,000
Income taxes payable	27,609,000	27,486,000
Accrued expenses	86,578,000	73,811,000

Total current liabilities	186,829,000	160,967,000

Long-term liabilities:
Deferred tax liability	21,513,000	23,740,000
Deferred rent expense	22,302,000	20,094,000
Other liabilities	992,000	—

Total long-term liabilities	44,807,000	43,834,000

Stockholders’ equity:
Class A stock — par value $0.05 per share	244,000	256,000
Common stock — par value $0.05 per share	4,702,000	4,703,000
Additional paid-in capital	71,982,000	51,418,000
Accumulated other comprehensive income, net of tax	28,730,000	26,387,000
Retained earnings	766,564,000	692,265,000

Total stockholders’ equity	872,222,000	775,029,000

Total liabilities and stockholders’ equity	$1,103,858,000	$979,830,000

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED
	April 29, 2006		April 30, 2005
Net sales	$311,927,000	100.0%	$302,708,000	100.0%
Cost of sales, occupancy and buying expenses	147,174,000	47.2%	138,695,000	45.8%

Gross profit	164,753,000	52.8%	164,013,000	54.2%

Other expenses (income):
Selling, general and administrative	111,676,000	35.8%	110,517,000	36.5%
Depreciation and amortization	13,158,000	4.2%	12,348,000	4.1%
Interest and other income	(4,567,000)	(1.5%)	(1,961,000)	(0.6%)

	120,267,000	38.6%	120,904,000	39.9%

Income before income taxes	44,486,000	14.3%	43,109,000	14.2%

Income taxes	14,785,000	4.7%	13,407,000	4.4%

Net income	$29,701,000	9.5%	$29,702,000	9.8%

Net income per share:

Basic:
Net Income per share	$0.30		$0.30

Diluted:
Net Income per share	$0.30		$0.30

Weighted average number of shares outstanding:

Basic	99,160,000		98,994,000

Diluted	99,572,000		99,358,000

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